Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CME Group Inc.

(Exact Name of Registrant as Specified in its Charter)

TABLE 1—NEWLY REGISTERED SECURITIES

Security type	Security class title	Fee calculation rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee

Equity	Class A Common Stock, par value $.01 per share	Other	400,000(1)	$201.18(2)(3)	$80,470,000.00(2)	$92.70 per $1,000,000	$7,459.57

Total Offering Amounts					$80,470,000.00		$7,459.57

Total Fee Offsets							—

Net Fee Due							$7,459.57

(1)

Consists of 100,000 shares of Class A Common Stock, par value $.01 per share, of CME Group Inc. (“Class A Common Stock”) authorized for issuance in connection with awards under the CME Group Inc. Director Stock Plan (the “Director Stock Plan”), and 300,000 shares of Class A Common Stock reserved for sale under the CME Group Inc. Employee Stock Purchase Plan (the “ESPP”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement shall be deemed to cover any additional shares of Class A Common Stock to be offered or issued under the Director Stock Plan or the ESPP pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act.

(3)	Average of the high and low prices reported for a share of Class A Common Stock on The Nasdaq Stock Market on June 6, 2022.